EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CHARMING SHOPPES TO ENTER OUTLET STORE CHANNEL WITH LANE BRYANT®

SIGNS AGREEMENT TO ASSUME 75 CASUAL CORNER OUTLET STORE LEASES

Bensalem, PA, December 8, 2005 - Charming Shoppes, Inc. (NASDAQ:CHRS) a leading multi-channel specialty apparel retailer specializing in women's plus-size apparel, today reported that it has signed an agreement with Retail Brand Alliance, Inc. to assume the leases on approximately 75 outlet store locations, subject to obtaining necessary consents and other customary conditions. These leases represent the majority of the outlet locations currently operated by Casual Corner Annex, which will cease its outlet operations early in 2006. The agreement is effective on April 1, 2006 and provides an entry into many of the country’s leading outlet centers for Charming Shoppes’ Lane Bryant brand. In the transaction, Charming Shoppes is acquiring the leases, leasehold improvements and fixtures for this group of store locations for a cash payment of approximately $2.8 million.

Commenting on today’s announcement, Dorrit J. Bern, Chairman, Chief Executive Officer and President of Charming Shoppes, Inc., said, “This is another of many exciting growth opportunities for Lane Bryant. We are delighted to be in a position to execute on our strategy to enter this important channel and immediately increase our market position, as well as expand our Lane Bryant brand. This agreement gives our flagship chain a significant presence in many of the country’s leading outlet centers, a distribution channel that we have targeted for additional growth within the Lane Bryant brand. It allows us to broadly enter the outlet channel in a very meaningful way, and provides an additional venue through which we may service and expand our Lane Bryant customer base.”

The outlet stores will be operated under the LANE BRYANT® OUTLET nameplate, and are expected to open during the second and third quarters of 2006. These outlet locations, which average 7,800 square feet, are expected to operate at revenue and operating margin levels that meet or exceed those of Lane Bryant’s average retail store units.

Charming Shoppes, Inc. operates 2,269 retail stores in 48 states under the names LANE BRYANT(R), FASHION BUG(R), FASHION BUG PLUS(R), and CATHERINES PLUS SIZES(R). Additionally, apparel, accessories, footwear and gift catalogs, including the following titles, are operated by Charming Shoppes’ Crosstown Traders: Old Pueblo Traders, Bedford Fair, Willow Ridge, Lew Magram, Brownstone Studio, Regalia, Intimate Appeal, Monterey Bay Clothing Company, Coward Shoe and Figi's. Please visit www.charmingshoppes.com for additional information about Charming Shoppes, Inc.

This press release contains certain forward-looking statements concerning the Company's operations, performance, and financial condition. Such forward-looking statements are subject to various risks and uncertainties that could cause actual results to differ materially from those indicated. Such risks and uncertainties may include, but are not limited to: failure to implement the Company’s business plan for entry into the outlet store distribution channel, failure to successfully integrate the operations of Crosstown Traders, Inc. with Charming Shoppes, Inc., the failure to implement the Company's business plan for increased profitability and growth in the plus-size women's apparel business, the failure to successfully implement the Company’s business plan for Crosstown Traders, Inc., changes in or miscalculation of fashion trends, extreme or unseasonable weather conditions, economic downturns, a weakness in overall consumer demand, failure to find suitable store locations, the ability to hire and train associates, trade restrictions and political or financial instability in countries where goods are manufactured, the interruption of merchandise flow from its centralized distribution facilities, competitive pressures, and the adverse effects of acts or threats of war, terrorism, or other armed conflict on the United States and international economies. These, and other risks and uncertainties, are detailed in the Company's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the fiscal year ended January 29, 2005 and other Company filings with the Securities and Exchange Commission. Charming Shoppes assumes no duty to update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

CONTACT:	Gayle M. Coolick
Director of Investor Relations
215-638-6955